AlphaCentric Advisors LLC

36 North New York Avenue

Huntington, NY 11743

November 13, 2019

AlphaCentric Prime Meridian Income Fund

36 North New York Avenue

Huntington, NY 11743

Ladies and Gentlemen:

We are writing with regard to our purchase of 10,000 shares of beneficial interest (the “Shares”) of AlphaCentric Prime Meridian Income Fund (the “Fund”) at a purchase price of $10.00 per share pursuant to a private offering prior to the effectiveness of the registration statement filed by the Fund on Form N-2 under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”).

The Shares were purchased pursuant to Section 14 of the 1940 Act to serve as the seed money for the Fund prior to the commencement of the public offering of its shares. This is to advise you that these Shares were purchased for investment purposes only and that we have no present intention of redeeming or reselling the Shares so acquired.

AlphaCentric Advisors LLC

By: /s/ Jerry Szilagyi

Name: Jerry Szilagyi

Title: President